UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2013

ZIPREALTY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51002	94-3319956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300 Emeryville, CA 94608
(Address of Principal Executive Offices) (Zip Code)

510-735-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)   On January 21, 2013, ZipRealty, Inc. (the “Company”) executed a Consulting Agreement (the “Agreement”) with Genni Combes, Senior Vice President, Corporate Development. Pursuant to the Agreement, Ms. Combes will remain employed with the Company until April 1, 2013, or an earlier date mutually agreed, at which time Ms. Combes will become a consultant to the Company as an independent contractor. Ms. Combes will remain a consultant for a period of twelve (12) months unless the Agreement is terminated or the consulting period is extended, in each case as provided in the Agreement. During the consulting term, Ms. Combes will be paid at a rate of $6,000 a month for services of up to forty (40) hours per month, and the Company will also pay the amount equal to Ms. Combes’s monthly premium under COBRA for her and, if applicable, her spouse and dependents. Ms. Combes’s stock options will continue to vest for the duration of the term of the Agreement due to her continued and continuous service relationship with the Company, as provided in her existing stock option agreements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Consulting Agreement with Genni Combes dated as of January 21, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC.
a Delaware corporation

Dated: January 24, 2013	By:	/s/ Samantha E. Harnett
Samantha E. Harnett Senior Vice President and
General Counsel

INDEX TO EXHIBITS

Exhibit	Description
10.1	Consulting Agreement with Genni Combes dated as of January 21, 2013